Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Gaxos.AI, Inc. of our report dated March 27, 2024 on the financial statements of Gaxos.AI, Inc. as of December 31, 2023 and for the year then ended and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
October 21, 2024